Exhibit 99.1

ENSERVCO Reports Fourth Quarter and Full Year 2016 Financial Results

●	Challenging industry conditions and warm weather impacted fourth quarter and fiscal 2016 results

●	Uptick in customer activity beginning late in fourth quarter positions Company for improved revenue and EBITDA

●	Revenue from Eagle Ford expansion initiative doubles in 2016 to $4.6M from $2.3M

●	Core well enhancement services segment generated a gross profit in 2016 despite industry downturn

●	New water transfer service business shows promise with several new customer additions

DENVER, CO – March 31, 2017 – ENSERVCO Corporation (NYSE MKT: ENSV), a diversified national provider of well-site services to the domestic onshore conventional and unconventional oil and gas industries, today reported financial results for its fourth quarter and full year ended December 31, 2016.

“Our full-year results reflect reduced drilling and completion activity by our customers during the first part of 2016 and the impact of warm weather during both the first and fourth quarters. However, although 2016 was a difficult year financially, we’re pleased to report that our core well enhancement services segment, which represents 73% of overall revenue, generated $2.2 million in gross profit for the year,” said Rick Kasch, CEO. “We closed the year with an uptick in customer activity, driven in part by higher oil prices and increased completion activity. That momentum has carried into the first quarter. Through the first two months of 2017 revenue was up approximately 49% and EBITDA was up approximately 68% year over year on an unaudited basis.

“Our Eagle Ford expansion initiative continues to be a positive for us, with total revenue in the basin doubling in 2016 and early indications that growth will continue into 2017,” Kasch added. “We are also experiencing growing demand for the water transfer service that we launched in 2016. After winning our first three water transfer customers in the third quarter, we generated revenue of $150,000 in the fourth quarter. We have since added five additional customers and thus far in the first quarter of 2017 have generated revenue of approximately $675,000 from water transfer projects. We anticipate continued growth in this segment throughout 2017.”

Full Year Results

Total revenue for 2016 declined 37% to $24.6 million from $38.8 million in the prior year due to the year over year decline in drilling and completion activities related to lower commodity prices, the impact of warm weather and the planned reduction in lower margin water hauling activity as the Company focused on business lines with higher growth and profit potential.

Well enhancement services revenue was $17.9 million, down from $32.8 million in 2015. This revenue segment included $6.7 million in frac water heating, down 64% year over year due to the industry downturn and the impact warm weather that pushed commencement of the 2017 heating season into mid-December; $8.6 million in hot oiling, down 26% due to the postponement of maintenance and the impact of warm weather; and $2.2 million in acidizing, up 41% due primarily to the Company’s move into the Eagle Ford basin and the addition of several new customers in that area.

Eagle Ford hot oiling and acidizing revenue doubled in 2016 to $4.6 million from $2.3 million year over year. The Company also enjoyed an uptick in hot oiling and acidizing activity in North Dakota beginning in the fourth quarter. Despite the decline in overall well enhancement services revenue, the Company achieved a $2.2 million gross profit in this segment for 2016.

Water transfer services, a new business line that ENSERVCO initiated in the first quarter of 2016, generated $184,000 in revenue for the full year, with the majority of that coming in the fourth quarter through the addition of three new customers. The Company began bundling water transfer with other service offerings in the latter portion of 2016 and expects this segment to emerge as a major contributor to overall revenue and margins in 2017. The water transfer business experienced a $1.4 million gross loss in 2016 due to startup and fixed carrying costs, but management expects to generate a gross profit in this segment in 2017.

Water hauling revenue was $3.8 million for the year, down from $5.9 million a year ago due to the Company’s decision to de-emphasize this lower margin service line in order to focus on core and more promising new business lines. Water hauling also showed a gross profit for the year.

Construction services, also new for ENSERVCO in 2016, generated $2.7 million in revenue for the year on a single large contract but resulted in a $279,000 gross loss due primarily to equipment rental cost overruns. The Company accepted this contract primarily in order to keep key employees on staff during the industry slowdown and off-season quarters.

Total operating expenses decreased 10% year over year to $35.6 million from $39.4 million as direct costs of performing services were lower due to reduced activity associated with warmer temperatures and the industry downturn. The decline in operating costs was less than the decline in revenue due in large part to competitive pressures during the downturn and the fixed costs of maintaining operating locations, equipment and key operating staff. General and administrative expenses declined by 11% to $3.8 million from $4.3 million due primarily to headcount reductions. Costs associated with patent litigation and defense declined 72% to $152,000 from $537,000. Depreciation and amortization expense increased 19% to $6.9 million from $5.8 million due to the 2016 addition of water transfer assets.

The Company reported a net loss of $8.6 million, or $0.22 per diluted share, for 2016, versus a net loss of $1.3 million, or $0.03 per diluted share, last year.

Adjusted EBITDA in 2016 was a negative $3.3 million versus positive adjusted EBITDA of $6.3 million in the prior year.

The Company closed the year with working capital of $3.0 million and a current ratio of 1.8:1.

Fourth Quarter Results

Total fourth quarter revenue decreased 23% to $6.7 million from $8.6 million in the same quarter last year due to reduced drilling and completion activities related to lower commodity prices, the impact of warm weather continuing into the first half of the quarter and the continued reduction in lower margin water hauling activity.

Well enhancement services revenue was $5.0 million in the quarter, down from $7.3 million year over year. Included in the $5.0 million total was hot oiling of $2.2 million, down from $2.9 million; frac water heating of $2.1 million, down from $4.1 million; and acidizing of $583,000, up from $170,000 due to continued successful market penetration in the Eagle Ford basin. Total fourth quarter revenue in the Eagle Ford increased 45% year over year to $1.4 million from $1.0 million. Despite the decline in overall well enhancement services revenue, the Company achieved a $166,000 gross profit in the segment for 2016.

Water transfer and construction services revenue, both new service lines for the Company in 2016, totaled $153,000 and $599,000, respectively. Water hauling revenue was $916,000, down from $1.2 million, reflecting the Company’s de-emphasis of this lower-margin service line.

Total operating expenses increased 7% to $10.0 million from $9.4 million in the same period last year. The increase was attributable primarily to $1.2 million in startup and operating costs for the new water transfer and construction business segments. Additional factors included higher equipment repair costs and higher labor costs associated with the late start to the heating season. General and administrative expenses declined 23% to $885,000 from $1.1 million last year while costs of patent litigation and defense remained relatively flat at $43,000 compared to $44,000. Depreciation and amortization expense increased 23% year over year to $1.9 million from $1.5 million due to the Company’s acquisition of water transfer assets in early 2016.

The Company reported a net loss of $2.7 million, or $0.07 per diluted share, versus a net loss of $890,000, or $0.02 per diluted share, in the same quarter last year.

Adjusted EBITDA in the fourth quarter was a negative $1.2 million versus a positive $1.0 million in the same quarter last year – a reflection of the decline in higher margin services revenue combined with selective price concessions and startup costs related to new business initiatives.

Conference Call Information

Management will hold a conference call today to discuss these results. The call will begin at 11:00 a.m. Mountain Time (1:00 p.m. Eastern) and will be accessible by dialing 877-407-8031 (201-689-8031 for international callers). No passcode is necessary. A telephonic replay will be available through April 7, 2017, by calling 877-481-4010 (919-882-2331 for international callers) and entering the Conference ID #10297. To listen to the webcast, participants should go to the ENSERVCO website at www.enservco.com and link to the “Investors” page at least 15 minutes early to register and download any necessary audio software. A replay of the webcast will be available for 90 days. The webcast also is available at the following link: http://www.investorcalendar.com/IC/CEPage.asp?ID=175780

About ENSERVCO

Through its various operating subsidiaries, ENSERVCO provides a wide range of oilfield services, including hot oiling, acidizing, frac water heating, water transfer, bacteria and scaling treatment, water hauling and oilfield support equipment rental. The Company has a broad geographic footprint covering seven major domestic oil and gas basins and serves customers in Colorado, Kansas, Montana, New Mexico, North Dakota, Oklahoma, Pennsylvania, Ohio, Texas, Wyoming and West Virginia. Additional information is available at www.enservco.com

*Note on non-GAAP Financial Measures

This press release and the accompanying tables include a discussion of EBITDA and Adjusted EBITDA, which are non-GAAP financial measures provided as a complement to the results provided in accordance with generally accepted accounting principles ("GAAP"). The term "EBITDA" refers to a financial measure that we define as earnings (net income or loss) plus or minus net interest plus taxes, depreciation and amortization. Adjusted EBITDA excludes from EBITDA stock-based compensation and, when appropriate, other items that management does not utilize in assessing ENSERVCO’s operating performance (as further described in the attached financial schedules). None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure. We have reconciled Adjusted EBITDA to GAAP net income in the Consolidated Statements of Operations table at the end of this release. We intend to continue to provide these non-GAAP financial measures as part of our future earnings discussions and, therefore, the inclusion of these non-GAAP financial measures will provide consistency in our financial reporting.

Cautionary Note Regarding Forward-Looking Statements

This news release contains information that is "forward-looking" in that it describes events and conditions ENSERVCO reasonably expects to occur in the future. Expectations for the future performance of ENSERVCO are dependent upon a number of factors, and there can be no assurance that ENSERVCO will achieve the results as contemplated herein. Certain statements contained in this release using the terms "may," "expects to," and other terms denoting future possibilities, are forward-looking statements. The accuracy of these statements cannot be guaranteed as they are subject to a variety of risks, which are beyond ENSERVCO's ability to predict, or control and which may cause actual results to differ materially from the projections or estimates contained herein. Among these risks are those set forth in ENSERVCO’s annual report on Form 10-K for the year ended December 31, 2016, and subsequently filed documents with the SEC. Forward looking statements in this news release that are subject to risk include expectations for, and sustainability of, a bottom to the downturn and an industry recovery; expectations for revenue and EBITDA growth in 2017; expectations for revenue growth of the Company’s water transfer business; the Company’s ability to weather the downturn, sustain momentum and to grow as the industry recovers; the ability to repay our substantial outstanding bank debt; and prospects for continued revenue growth in the Eagle Ford Basin. It is important that each person reviewing this release understand the significant risks attendant to the operations of ENSERVCO. ENSERVCO disclaims any obligation to update any forward-looking statement made herein.

Contact:

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

Phone: 303-393-7044

Email: jay@pfeifferhigh.com

ENSERVCO CORPORATION

CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Revenues
Well enhancement services	$4,992,622	$7,333,853	$17,864,121	$32,828,068
Water transfer services	152,622	-	184,310	-
Water hauling services	915,637	1,211,840	3,837,844	5,874,792
Constuction services	598,950	-	2,712,762	-
Other	-	81,267	9,416	75,000
Total revenues	$6,659,831	$8,626,960	$24,608,453	$38,777,860

Expenses
Well enhancement services	4,826,354	5,050,710	15,654,162	22,101,958
Water transfer services	495,132	-	1,628,688	-
Water hauling services	879,568	1,334,759	3,797,644	5,932,372
Constuction services	658,046	-	2,992,104	-
Functional support	292,803	239,028	748,948	774,269
General and administrative expenses	884,859	1,144,982	3,779,794	4,260,539
Patent litigation and defense costs	42,750	43,524	151,533	536,582
Depreciation and amortization	1,896,177	1,540,242	6,864,670	5,792,366
Total expenses	9,975,689	9,353,245	35,617,543	39,398,086

Loss from operations	(3,315,858)	(726,285)	(11,009,090)	(620,226)

Other income (expense)
Interest expense	(339,455)	(252,679)	(1,765,957)	(1,113,544)
Gain (loss) on disposals of equipment	8,771	(7,089)	242,244	(8,160)
Other income	31,978	7,762	44,187	62,655
Total other expense	(298,706)	(252,006)	(1,479,526)	(1,059,049)

Loss before tax benefit	(3,614,564)	(978,291)	(12,488,616)	(1,679,275)
Income tax benefit	877,396	88,091	3,937,404	418,253
Net loss	$(2,737,168)	$(890,200)	$(8,551,212)	$(1,261,022)

Loss per common share - basic	$(0.07)	$(0.02)	$(0.22)	$(0.03)

Loss per common share – diluted	$(0.07)	$(0.02)	$(0.22)	$(0.03)

Basic weighted average number of common shares outstanding	41,505,160	38,116,928	38,978,396	37,835,637
Add: dilutive shares assuming exercise of options and warrants	-	-	-	-
Diluted weighted average number of common shares outstanding	41,505,160	38,116,928	38,978,396	37,835,637

ENSERVCO CORPORATION

Calculation of Adjusted EBITDA *

	For the Quarter Ended		For the Year Ended
	December 31,		December 31,
	2016	2015	2016	2015

Adjusted EBITDA*
Income (Loss)	$(2,737,168)	$(890,200)	$(8,551,212)	$(1,261,022)
Add Back (Deduct)
Interest Expense	339,455	252,679	1,765,957	1,113,544
Provision for income taxes (benefit) expense	(877,396)	(88,091)	(3,937,404)	(418,253)
Depreciation and amortization	1,896,177	1,540,242	6,864,670	5,792,366
EBITDA*	(1,378,932)	814,630	(3,857,989)	5,226,635
Add Back (Deduct)
Stock-based compensation	168,464	175,287	661,924	617,530
Patent Litigation and defense costs	42,750	43,524	151,533	536,582
(Gain) on sale and disposal of equipment	(8,771)	7,089	(242,244)	8,160
Interest and other income	(31,978)	(7,762)	(44,187)	(62,655)
Adjusted EBITDA*	$(1,208,467)	$1,032,768	$(3,330,963)	$6,326,252

*Use of Non-GAAP Financial Measures: Non-GAAP results are presented only as a supplement to the financial statements and for use within management’s discussion and analysis based on U.S. generally accepted accounting principles (GAAP). The non-GAAP financial information is provided to enhance the reader's understanding of the Company’s financial performance, but no non-GAAP measure should be considered in isolation or as a substitute for financial measures calculated in accordance with GAAP. Reconciliations of the most directly comparable GAAP measures to non-GAAP measures are provided herein.

EBITDA is defined as net income (earnings), before interest expense, income taxes, and depreciation and amortization. Adjusted EBITDA excludes stock-based compensation from EBITDA and, when appropriate, other items that management does not utilize in assessing the Company’s ongoing operating performance as set forth in the next paragraph. None of these non-GAAP financial measures are recognized terms under GAAP and do not purport to be an alternative to net income as an indicator of operating performance or any other GAAP measure.

All of the items included in the reconciliation from net income to EBITDA and from EBITDA to Adjusted EBITDA are either (i) non-cash items (e.g., depreciation, amortization of purchased intangibles, stock-based compensation, warrants issued, etc.) or (ii) items that management does not consider to be useful in assessing the Company’s ongoing operating performance (e.g., income taxes, gain on sale of investments, loss on disposal of assets, patent litigation and defense costs, etc.). In the case of the non-cash items, management believes that investors can better assess the company’s operating performance if the measures are presented without such items because, unlike cash expenses, these adjustments do not affect the Company’s ability to generate free cash flow or invest in its business.

We use, and we believe investors benefit from the presentation of, EBITDA and Adjusted EBITDA in evaluating our operating performance because it provides us and our investors with an additional tool to compare our operating performance on a consistent basis by removing the impact of certain items that management believes do not directly reflect our core operations. We believe that EBITDA is useful to investors and other external users of our financial statements in evaluating our operating performance because EBITDA is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, and depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired. Additionally, our leverage and fixed charge ratio covenants associated with our 2014 Credit Agreement require the use of Adjusted EBITDA in specific calculations.

Because not all companies use identical calculations, the Company’s presentation of non-GAAP financial measures may not be comparable to other similarly titled measures of other companies. However, these measures can still be useful in evaluating the Company’s performance against its peer companies because management believes the measures provide users with valuable insight into key components of GAAP financial disclosures.

ENSERVCO CORPORATION

CONSOLIDATED BALANCE SHEETS (UNAUDITED)

	December 31	December 31,
	2016	2015
	(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$620,764	$804,737
Accounts receivable, net	4,814,276	7,037,419
Prepaid expenses and other current assets	970,802	1,213,049
Inventories	407,379	308,297
Income tax receivable	223,847	222,447
Total current assets	7,037,068	9,585,949

Property and Equipment, net	34,617,961	36,494,661
Other Assets	714,967	874,117

TOTAL ASSETS	$42,369,996	$46,954,727

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
Accounts payable and accrued liabilities	$3,682,599	$3,039,859
Current portion of long-term debt	318,499	314,263
Total current liabilities	4,001,098	3,354,122

Long-Term Liabilities
Senior revolving credit facility	23,180,514	20,706,241
Long-term debt, less current portion	304,373	590,505
Deferred income taxes, net	468,565	4,417,043
Total long-term liabilities	23,953,452	25,713,789
Total Liabilities	27,954,550	29,067,911

Commitments and Contingencies

Stockholders' Equity
Preferred stock, $.005 par value, 10,000,000 shares authorized, no shares issued or outstanding	-	-
Common stock. $.005 par value, 100,000,000 shares authorized, 51,171,260 and 38,230,729 shares issued, respectively; 103,600 shares of treasury stock; and 51,067,660 and 38,127,129 shares outstanding, respectively	255,337	190,634
Additional paid-in capital	18,867,702	13,852,563
Accumulated (deficit) earnings	(4,707,593)	3,843,619
Total stockholders' equity	14,415,446	17,886,816

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$42,369,996	$46,954,727

ENSERVCO CORPORATION

CONSOLIDATED STATEMENT OF CASH FLOWS (UNAUDITED)

	For the Quarter Ended		For the Fiscal Year Ended
	December 31,		December 31,
	2016	2015	2016	2015
OPERATING ACTIVITIES
Net loss	$(2,737,168)	$(890,200)	$(8,551,212)	$(1,261,022)
Adjustments to reconcile net income (loss) to net cash provided by operating activities
Depreciation and amortization	1,896,177	1,540,242	6,864,670	5,792,366
(Gain) loss on disposal of equipment	(8,771)	7,089	(242,244)	8,160
Deferred income taxes	(875,396)	(71,650)	(3,937,404)	(440,583)
Stock-based compensation	168,466	175,289	661,924	617,530
Stock issued for services	-	10,380	1,714	10,380
Amortization of debt issuance costs	38,908	35,356	152,724	125,404
Provision for bad debt expense	11,090	114,384	156,975	135,434
Changes in operating assets and liabilities
Accounts receivable	(1,454,690)	(3,939,194)	2,066,168	7,507,005
Inventories	(44,797)	16,281	(99,082)	81,784
Prepaid expense and other current assets	(54,249)	74,058	261,349	352,618
Income taxes receivable	-	1,745,285	(1,400)	1,553,588
Other assets	170,747	78,553	26,250	93,402
Accounts payable and accrued liabilities	888,477	374,155	642,740	(2,432,304)
Net cash provided by (used in) operating activities	(2,001,206)	(729,972)	(1,996,828)	12,143,762

INVESTING ACTIVITIES
Purchases of property and equipment	(360,686)	(958,627)	(5,165,015)	(4,533,352)
Proceeds from insurance claims	-	-	280,660	-
Proceeds from disposal of equipment	97,563	22,169	138,629	27,169
Net cash used in investing activities	(263,123)	(936,458)	(4,745,726)	(4,506,183)

FINANCING ACTIVITIES
Gross proceeds from stock issuance	5,175,000	-	5,175,000	-
Stock issuance costs and registration fees	(758,796)	-	(758,796)	-
Proceeds from revolving credit facility	2,748,805	2,626,825	16,367,049	16,767,204
Payments related to revolving credit facility	(4,886,875)	(850,000)	(13,892,776)	(24,695,000)
Repayment of long-term debt	(174,316)	(35,157)	(281,896)	(237,720)
Payment of debt issuance costs for credit facility	-	-	(50,000)	(100,000)
Proceeds from exercise of warrants	-	-	-	77,100
Proceeds from exercise of stock options	-	-	-	198,285
Excess tax benefits from exercise of options and warrants	-	(18,000)	-	203,231
Net cash provided by (used in) financing activities	2,103,818	1,723,668	6,558,581	(7,786,900)

Net Increase (Decrease) in Cash and Cash Equivalents	(160,511)	57,238	(183,973)	(149,321)

Cash and Cash Equivalents, beginning of period	781,275	747,500	804,737	954,058

Cash and Cash Equivalents, end of period	$620,764	$804,738	$620,764	$804,737

Supplemental cash flow information:
Cash paid for interest	$482,167	214,748	$1,677,077	$814,033
Cash paid for taxes	$13,074	$(1,751,293)	$14,474	$(1,742,057)

Supplemental Disclosure of Non-cash Investing and Financing Activities:
Cashless exercise of stock options and warrants	$-	$-	$-	$2,751